Liquidation Plan

                         Exhibit 3.3-A

                     Coinsurance Agreement


     The Coinsurance Agreement is attached hereto and incorporated herein by reference.

                        COINSURANCE AGREEMENT


     This Coinsurance Agreement ("Agreement") is made and entered into by The Statesman National Life Insurance Company ("Statesman" or the "Company") and American Capitol Insurance Company ("American Capitol" or the "Reinsurer"), on this 17th day of November, 1998.

                              Recitals

A.   Statesman is a Texas domiciled stock life insurance company.

B. As of the Effective Date of this Agreement, Statesman has in effect "Policies" as hereinafter defined.

C. American Capitol is a Texas domiciled stock life insurance company.

D. In accordance with the terms and conditions as set forth in this Agreement, Statesman desires that American Capitol reinsure the future liabilities arising under the Policies and American Capitol desires to reinsure such future liabilities arising under the Policies as more specifically set forth in this Agreement, and that Statesman (or, at American Capitol's option, American Capitol) perform the administrative services in respect to the Policies as herein provided.

                        Terms and Conditions

     In consideration of the mutual benefits to be received by the parties hereto and the mutual covenants, agreements, representations and warranties contained herein, the parties agree that the recitals set forth above and elsewhere in this Agreement are correct in all material respects, and further agree to the following terms and conditions:

                             Article I
                            Definitions

     Section 1.1. The following terms used in this Agreement with initial capitalization shall have the meanings set forth below unless the rules of grammar or form would require otherwise:

(a) "Actuarial Appraisal" means the actuarial appraisal prepared by Gary Monnin of the Polices in force in the Company as of April 30, 1998, prepared as of May 19, 1998.

(b) "Arbitration Agreement" means that certain Arbitration Agreement contemplated by the Stock Purchase Agreement.

(c) "Assumption Reinsurance Event" means the mailing of assumption certificates following the election by the Reinsurer to convert the Policies to Assumption Reinsurance.

(d)  "Closing" has the meaning set forth in Section 13.1.

(e)  "Ceding Fee" has the meaning set forth in Section 4.2.

(f)  "Closing Date" has the meaning set forth in Section 13.1.

(g)  "Closing Net Transfer Amount" has the meaning set forth in
     Section 4.1.

(h)  "Commission Allowance" has the meaning set forth in Section 3.3.

(i) "Defense" or "Defenses" means any (i) known or unknown, actual or contingent, rights, defenses, offsets, counterclaims, and cross-actions, and (ii) any and all rights, limitations, terms, conditions, and provisions provided for in this Agreement relative to the Policies.

(j) "Documents and Records" means all of the files, books and records, in paper and/or electronic data format, required for, and customarily used by, the Company in maintaining, recording and reporting the information and transactions pertaining to the Policies such that the Policies can be reasonably and accurately administered and serviced.

(k) "Effective Date" means the effective date of this Agreement, that is, October 31, 1998.

(l) "Intercompany Service Agreement" means that certain document related to and contemplated by the Stock Purchase Agreement which the Company and the Reinsurer are to execute and deliver in the event the stock purchase contemplated by the Stock Purchase Agreement closes.

(m) "Policies" or "Policy" shall have the following meanings. "Policies" shall mean all of the Company's "pre-standard" Medicare Supplement insurance policies in force as of October 31, 1998, which shall be set forth in the list of such policies provided to the Reinsurer pursuant to Section 13.2 (a) below, and which individually shall be referred to as "Policy."

(n)  "Policy Assets" has the meaning set forth in Section 10.5.

(0) "Policy Obligations" means benefits under and by virtue of the terms of the Policies that arise and become payable on account of a claim or other event covered by the terms of the Policies occurring after the Effective Date, and as further defined in
     Article II.

(p) "Right of Recapture" and related definitions have the respective meanings set forth in Section 4.4.

(q) "Stock Purchase Agreement" means that certain agreement between the owners of the stock of the Company and the Reinsurer's wholly owned subsidiary, Texas Imperial Life Insurance Company, in respect to which a "Form A" application for approval of the stock purchase transaction is currently pending before the TDI.

(r)  "Reserves" and "Claims Reserves" have the meaning set forth in
     Section 10.5.

(s)  "TDI" means the Texas Department of Insurance.

                             Article II
                 Reinsurance of Policy Obligations

     Section 2.1. Ceding. Subject to the terms and conditions of this Agreement, the Company hereby cedes to the Reinsurer and the Reinsurer hereby reinsures one hundred percent (100%) of the Policy Obligations. Except for the Policy Obligations, the Company shall continue to have all liabilities, including any liabilities relating to any agreements or commitments issued in connection with the Policies which are not recognized or reserved for on the books of the Company, or arising out of the marketing, servicing or other relationships between the Company and any person, agent or entity, the Company shall indemnify the Reinsurer and hold the Reinsurer harmless from all liabilities and costs incurred by the Reinsurer in respect to claims, disputes, or litigation involving any such liabilities not specifically reinsured by the Reinsurer hereunder, as more fully set forth in Article XIV below.

     Section 2.2. Standard of Performance; Liability. As set forth below, the Company shall continue to provide administrative services relating to the Policies. The Company, and not the Reinsurer, shall be liable for any claims or Policy benefits that arise or become payable by virtue of any claim or other event occurring on or before the Effective Date. The Company, and not the Reinsurer, shall be liable for any actions, inactions, errors, or omissions made by the Company and/or any of its respective employees, agents, and representatives in the solicitation, sale, servicing, renewal, or processing of any claim under the Policies or in communications with insureds, beneficiaries, or any other third party with respect to the Policies or on account of any event or fact occurring on, before, or after the Effective Date. The Company shall handle and pay the claims in its ordinary course of business that were incurred on or before the Effective Date but reported to the Reinsurer or the Company after the Effective Date, such payments to be made out of and to the extent of the Claim Reserves transferred to the Reinsurer pursuant to Section 10.5 below.

     Section 2.3. Duration of Risk. Except as otherwise provided herein, this Agreement shall be unlimited in duration.

     Section 2.4. Reinsurer's Liability. The Reinsurer's liability in respect to the Policy Obligations will begin simultaneously with the Company's liability, but not prior to the day after the Effective Date of this Agreement. The Reinsurer's liability in respect to the Policy Obligations will terminate simultaneously with the Company's liability, except as otherwise provided herein.


                            Article III
                           ADMINISTRATION

     Section 3.1. Administration. The Company shall perform the policy administration and data processing services in respect to the Policies as follows:

(a) The Company shall maintain at its principal administrative office for the duration of this Agreement adequate books and records of all transactions between the Company, the Reinsurer, and the insureds, and other parties to whom the Company's business relates and the regulatory agencies to whom the Company reports.

(b) The Company shall use due care and diligence in performing the work and services to be performed hereunder and agrees that it will correct any errors which are caused by the Company, its authorized agents, employees, programs, or data processing equipment, and it shall be liable to the Reinsurer for any damages or expenses incurred by the Reinsurer as a consequence of such errors. The administrative services shall be performed in keeping with the standards and practices that are customary in the industry in respect to the administration of insurance policies like or similar to the Policies, and in compliance with applicable laws and regulations, and in compliance with the Company's responsibilities set forth in this Agreement.

(c) From and after the Effective Date, the Reinsurer, on behalf of the Company, shall, or shall cause its duly appointed actuary or representative to, file with and obtain approval from all applicable regulatory authorities for rate increases with respect to the Policies reinsured under this Agreement in amounts determined solely by the Reinsurer up to amounts permitted by applicable law based upon all relevant factors, including without limitation, the loss experience for the Policies. The Company irrevocably appoints the Reinsurer as its agent to prepare, execute on its behalf, file and prosecute such application, and agrees to cause its officers to sign any documents required or appropriate to be signed by such officers in connection therewith. The Company agrees to deliver to the Reinsurer within thirty (30) days after the end of each calendar quarter a written report showing the loss experience on the Policies reinsured under this Agreement for the preceding quarter, and to promptly provide to the Reinsurer any other information reasonably requested by the Reinsurer relating to the Policies reinsured under this Agreement. It is acknowledged and agreed that the making of timely rate increase filings under this Agreement is a material inducement to the Reinsurer agreeing to enter into this Agreement and that absent the commitment by the Company to provide the aforesaid information to the Reinsurer on a timely basis, the Reinsurer would not have entered into this Agreement. The Company hereby agrees to indemnify and hold harmless the Reinsurer from and against any and all costs, damages, expenses and liabilities suffered or incurred by the Reinsurer resulting from the Company's material breach of this Article III.

(d) The Reinsurer, its employees or authorized representatives may audit, inspect and examine, during regular business hours, at the home office of the Company, provided that three working days advance written notice has been given, any and all books, records, statements, correspondence, reports, or other documents that relate to the Policies. The Company agrees to provide a reasonable work space for such audit, inspection or examination and to cooperate fully and to faithfully disclose the existence of and produce any and all materials reasonably requested by such auditors, investigators, or examiners. The expense of such audit shall be borne solely by the Reinsurer, and the Company shall be entitled to reimbursement for expenses reasonably incurred by such audit. The Reinsurer agrees to conduct such audit in a courteous, prompt, professional and reasonable manner, and to provide prompt written disclosure to the Company of any discrepancy or variance (when compared to any previously reported information) discovered by the Reinsurer.

(e) The Company shall perform the subject services for the fee of 2% of monthly earned premiums plus 7% of monthly claims paid, which shall be paid monthly to the Company as part of the Monthly Cash Settlement.

(f) The Company's obligation to provide administrative services relating to the Policies may not be terminated by either party so long as the Policies are subject to this Agreement, except in the event of the closing of the stock purchase as contemplated by the Stock Purchase Agreement as stated below, and except for the Reinsurer's right to take over the administration of the Policies as herein provided.

(g) The parties recognize that if the stock purchase contemplated by the Stock Purchase Agreement closes, the administration of the Policies shall be taken over and assumed by the Reinsurer and performed as provided in that certain "Intercompany Services Agreement" entered into by the parties in conjunction with the Stock Purchase Agreement. Therefore, the Company's obligation to provide administrative services relating to the Policies will be superseded by the Intercompany Services Agreement in such event, but otherwise the Company's administration of the Policies shall continue in effect as herein provided.

(h) In the event the aforesaid stock purchase does not close, the Reinsurer shall have the right, in its sole discretion, to take over and assume the administrative services in respect to the Policies. In such event, the Company agrees that it will assign, convey, transfer and deliver to the Reinsurer on the date designated by the Reinsurer all of the "Documents and Records" relating to the Policies. In such event, the administration of the Policies shall be governed by the applicable provisions of the Intercompany Services Agreement. Such right shall not be exercisable during the Recapture Period. To exercise such right, the Reinsurer shall give written notice to the Company not less than thirty days in advance of the effective date of the transfer of administration, and shall designate in such notice the effective date of such transfer, which shall be the end of a calendar month.

     Section 3.2. Premiums. The Reinsurer shall be entitled to all premiums collected on the Policies after the Effective Date, including any premiums paid in advance to the Company, which shall be delivered by the Company to the Reinsurer at Closing. The Company, in its capacity as administrator of the Policies, shall receive and administer premiums and other payments with respect to the Polices received by the Company, shall pay all Policy Obligations, and shall account for any and all such collected premiums and payments as of the end of each calendar month.

     Section 3.3. Commission Allowance. The Reinsurer shall pay the Company a commission allowance equal to the lesser of (a) the actual commission liability that the Company has from time to time or (b) the commissions due to agents as set forth on the Actuarial Appraisal. Except for the Commission Allowance payable to the Company as aforesaid, the Reinsurer shall not be liable for any liabilities, losses, or expenses arising from claims of agents, brokers or other parties for commissions, service fees, or producer compensation, and the Company shall indemnify and hold the Reinsurer harmless from any liabilities, losses, or expenses from claims of agents, brokers or other parties for such commissions, service fees, or producer compensation, and for any other claims of a similar or related nature, as more fully set forth in Article XIV below.

     Section 3.4. Premium Taxes and Premium Assessments. The Reinsurer shall reimburse the Company for any and all assessments and premium taxes paid by the Company based upon and measured by the amount of premium income attributable to the Policies in respect to such premiums due after the Effective Date that become payable on account of such Policies by any state, county, parish, or municipal authority.

     Section 3.5. Income Tax. The Company and the Reinsurer shall each be separately and solely liable for its respective Federal Income Tax liabilities, other taxes or fees imposed by any governmental authority, including any "DAC" taxable income that may be incurred as a result of the reinsurance of the Policies by the Reinsurer.

The Company and the Reinsurer hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for the taxable year ended December 31, 1998, and for all subsequent taxable years for which this Agreement remains in effect unless such election is terminated by mutual written agreement of the parties hereto with the consent, if required, of the Commissioner of the Internal Revenue Service.

As used in this Section 3.5, the term "party" will refer to either the Company or the Reinsurer as appropriate.

The terms used in this Section 3.5 are defined by reference to Treasury Regulation Section 1.848-2 in effect as of December 29,
1992. The term "net consideration" will refer to either net consideration as defined in Treasury Regulation Section 1.848-2(f) or "gross premium and other consideration" as defined in Treasury
Regulation Section 1.848-2(b) as appropriate.

Both parties agree to identify this Agreement as one for which the joint election under Treasury Regulation Section 1.848-2(g)(8) has been made in a schedule attached to their respective federal income tax returns for the taxable period ended December 31, 1998.

The party with the positive net consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

The Company will submit a schedule to the Reinsurer by May 1st of each year of its calculations of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Company stating that the Company will report such net consideration in its tax return for the preceding calendar year.

The Reinsurer may contest such calculation by providing an alternative calculation to the Company in writing within forty-five
(45) days of the Reinsurer's receipt of the Company's calculation. If the Reinsurer does not so notify the Company, the Reinsurer will report the net consideration as determined by the Company in the Reinsurer's tax return for the previous year.

If the Reinsurer disputes the Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within forty-five (45) days of the date the Reinsurer submits its alternative calculation. If the Company and the Reinsurer reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year. If the parties fail to reach agreement on an amount of net consideration, the dispute shall be resolved by arbitration as provided herein.


     Section 3.6. Payment of Benefits. The Reinsurer shall be liable for any and all claims and other Policy benefits falling within the scope of the Policy Obligations that become due and payable after the Effective Date. Except as otherwise provided in this Agreement, the Company, as administrator, shall service and pay, on behalf of the Reinsurer, all such claims and other Policy benefits falling within the scope of the Policy Obligations directly to the policyholders or other authorized assignees of such benefits in the ordinary course of business in accordance with the terms and conditions of such Policies, other applicable documentation (if any) and applicable law. In the event of any claim that falls outside of the scope of the Policy Obligations, or exceeds the benefits provided by such Policies, and/or if such claim is attributable to the Company in any way, the Reinsurer's liability in respect to such claim shall be limited to the amount payable that falls within the scope of the Policy Obligations. In the event of a claim that is questionable regarding whether it is covered by the terms and conditions of the subject Policy, the Company shall not pay such claim without seeking instructions from the Reinsurer, and shall make a written request to the Reinsurer for written instructions regarding the Reinsurer's decision regarding the amount, if any, to pay in respect to such claim. The Reinsurer shall promptly respond to such request and shall be solely liable for the consequences of paying less than the full amount claimed, if such lesser payment is directed by the Reinsurer.

     Section 3.7.  Payment of Policy Claims.  Except as provided in
Section 3.6, the Company shall pay claims or other benefits on the Policies reinsured hereunder without seeking instructions from the Reinsurer and in accordance with its responsibilities as administrator of the Policies.

     Section 3.8. Dividends to Policyholders. All of the Policies are non-participating Policies, meaning that dividends are not payable thereon. If there is any exception, the Company shall have sole discretion and control regarding the declaration and payment of dividends to the holders of the Policies during any and all calendar months for which this Agreement is in effect. The Company shall be solely responsible for funding the payment of any such dividends.
The Reinsurer shall not be liable in respect to any claim against the Reinsurer relating to the declaration or payment of any dividend (whether declared and/or paid before, on or after the Effective
Date), or the failure to declare or pay any dividend, and the Company shall indemnify and hold the Reinsurer harmless in respect to any such claim, as more fully set forth in Article XIV.

     Section 3.9. Contested Claims. In the event of a claim based on a Policy against the Company or the Reinsurer that does not involve a Policy Obligation which results in a dispute, compromise, or litigation ("contest"), the Company shall have the sole responsibility for defending such claim, and all related costs, including attorneys' fees, settlement payments, judgments, etc. In the event of a claim involving only a Policy Obligation which results in a contest, the Reinsurer shall have the sole responsibility for defending such claim, and all related costs, including attorneys' fees, settlement payments, judgments, etc. In the event of a claim involving a Policy Obligation and any other matter which results in a contest, the Reinsurer and the Company will share, in proportion to the ultimately determined respective liabilities, the costs of the contest in addition to the amount of the claim itself, or the Reinsurer may elect (as herein provided) not to participate. The management of such contest shall be the sole responsibility of the Reinsurer; provided, however, that the Company, at its election and expense, shall have the right to be present and/or represented in any and all proceedings related thereto. Notwithstanding the foregoing, if the Reinsurer elects not to participate in such contest, the Reinsurer may discharge its liability by agreeing to pay to the Company the full amount of the Policy Obligation liability on the subject Policy, in which case all aspects (including costs, assessments, judgments, etc.) of the contest incurred after such payment is made by the Reinsurer shall be the sole responsibility of the Company.

                             Article IV
                 Transfer of Assets and Ceding Fee

     Section 4.1. Transfer of Assets. The Company shall transfer to the Reinsurer an amount of assets equal to the Reserves as of October 31,
 1998, as defined in Section 10.5, less the "Ceding Fee" set forth in Section 4.2 ("Closing Net Transfer Amount"). The composition of the assets so transferred shall be cash plus the Policy Assets as of October 31, 1998.

     Section 4.2.  Ceding Fee.  The "Ceding Fee" shall be $1 million.

     Section 4.3. Conversion of Coinsurance of the Policies to Assumption Reinsurance. By this Agreement the type of reinsurance in place means that the Policies remain in the name of the Company and the Policy Obligations are transferred to the Reinsurer (typically referred to as "coinsurance"). Upon the occurrence of an Assumption Reinsurance Event, the Reinsurer shall assume the Policies in effect on the effective date thereof (the "Assumption Effective Date") by mailing to holders of such Policies an assumption certificate as set forth in this Section 4.3 whereby the affected Policies will be transferred to, and assumed directly by, the Reinsurer (referred to herein as the "assumption" of the Policies in force on the Assumption Effective Date, or "assumption reinsurance"). The election by the Reinsurer, in its sole discretion, to convert the coinsurance to assumption reinsurance shall be subject to the fulfillment of the following conditions: (a) such assumption of the Policies shall comprise all of the Policies in force as of the Assumption Effective Date (subject to any exceptions herein set forth); (b) the election to convert shall be given by written notice to the Company not less thirty (30) days in advance of the Assumption Effective Date; (c) such notice shall designate the Assumption Effective Date (which date shall be the end of a month following the date of such notice, which month shall be not more than 12 months from the date of such notice);
(d) the Reinsurer shall be obligated to effect the assumption of the Policies only to the extent set forth in this Section 4.3; (e) there shall be no litigation or threat of litigation by a third party or regulatory opposition seeking or threatening to prevent such assumption reinsurance or making claims or threats against the Company or the Reinsurer based on market misconduct on the part of the Company; and (f) the right of recapture stated in Section 4.4 shall have expired and the Company shall not have exercised its right of recapture. To the extent that such assumption certificate is subject to regulatory approval prior to the mailing of same, the Reinsurer shall make commercially reasonable efforts to obtain such approvals at its own expense. The Reinsurer shall make commercially reasonable efforts to obtain such approvals and to mail such assumption certificates to the affected policyholders within six months following the Assumption Effective Date (except that the Reinsurer shall not be obligated to obtain a license to do business in any state in which it is not licensed at such time as a condition of sending assumption certificates to affected policyholders in such state). In the event that regulatory approval is not obtained in respect to any state in which regulatory approval is required as a condition to sending assumption certificates to affected policyholders in such state, the Reinsurer shall not be obligated to send assumption certificates to affected policyholders in such state, and the affected Policies shall continue to be governed by this Agreement as coinsurance (except, see below regarding dissolution of the Company). To the extent that affected policyholders in any state have the right to elect to reject the subject assumption and in fact exercise such election, the affected Policies shall continue to be governed by this Agreement as coinsurance. In the event of the assumption of the Policies as aforesaid, the Reinsurer shall have to option to perform all administration and data processing responsibilities relating thereto beginning after the Assumption Effective Date. Following the assumption of the Policies, the Reinsurer's liabilities in respect to such assumed Policies shall continue to be limited to the Policy Obligations and shall not be enlarged by virtue of the conversion of the form of reinsurance from coinsurance (as set forth in this Agreement) to assumption reinsurance, and the Company shall continue to have all liabilities in respect to the assumed Policies except (a) the Policy Obligations and any of the Reinsurer's liabilities resulting from the Reinsurer's role as administrator, if the Reinsurer elects to administer the Policies, and (b) the Company's obligation to indemnify the Reinsurer and hold the Reinsurer harmless from all liabilities not specifically transferred to and assumed by the Reinsurer hereunder shall continue as set forth in this Agreement. In the event the Company is dissolved, voluntarily or involuntarily, or placed in receivership, and if the conversion from coinsurance to assumption reinsurance has not theretofore occurred, the conversion from coinsurance to assumption reinsurance shall take place automatically, provided the following conditions are fulfilled: (a) the Assumption Effective Date shall be not later than the effective date of the dissolution of the Company or the date on which receivership commences, as the case may be and (b) the Reinsurer shall obtain required approvals in the affected states. It is the understanding of the parties that assumption reinsurance occurring in connection with the dissolution of the ceding company does not involve the acceptance of the affected policyholders and, therefore, to that extent, the condition that affected policyholders have the option to elect not to be assumed by the Reinsurer will not apply. In the event of the assumption of the Policies in connection with the Company's dissolution or receivership as aforesaid, the Reinsurer shall perform all administration and data processing responsibilities relating thereto. Following such assumption of the Policies, the Reinsurer's liabilities in respect to the Policies shall continue to be limited to the Policy Obligations and liabilities resulting from its role as administrator of the Policies, and shall not be enlarged by virtue of the conversion of the form of reinsurance from coinsurance (as set forth in this Agreement) to assumption reinsurance; the Company shall continue to have all liabilities not specifically included within the Policy Obligations or resulting from the Reinsurer's role as administrator of the Policies; the Company's obligation to indemnify the Reinsurer and hold the Reinsurer harmless from all liabilities not specifically reinsured by the Reinsurer hereunder shall continue as set forth in this Agreement.

     Section 4.4. Right of Recapture. If the purchase of the stock contemplated by the Stock Purchase Agreement does not close within the Recapture Period (defined below), the Company, in its sole discretion, shall have the right, but not the obligation, to recapture the Policies at any time within six months following the Effective Date (the "Recapture Period"). Such right shall be exercisable by the Company's giving written notice to the Reinsurer within the Recapture Period and designating the effective date of the recapture, which shall be a date at the end of a month within the Recapture Period ("Recapture Date"). Upon the exercise of the right of recapture as aforesaid, the coinsurance of the Policies shall terminate as of the Recapture Date, and thereafter the Company, and not the Reinsurer, shall have all liabilities of the Policies. The Company and the Reinsurer shall make such payment in cash that is necessary to restore the parties to the position that they would have had in respect to the Policies if the coinsurance had not occurred, except that the Reinsurer shall be entitled to five percent (5%) of the gross premium income received on the Policies during the period starting the day following the Effective Date and ending on the Recapture Date (the "Recapture Fee").

                             ARTICLE V
                     ACCOUNTING AND SETTLEMENT

     Section 5.1. Agreement Accounting Period. The accounting period for this Agreement shall be on a calendar month basis unless otherwise specified herein. The first report shall be for the month beginning November 1, 1998.

     Section 5.2. Monthly Cash Settlements. No later than the 20th of each month, beginning in December, 1998, the Company shall prepare and deliver to the Reinsurer a "Monthly Cash Settlement" covering the immediately preceding calendar month, which shall provide an accounting in respect to the matters called for in this Article V. Within five (5) working days after the receipt by the Reinsurer of each Monthly Cash Settlement (the "Monthly Cash Settlement Date"), the Company shall pay to the Reinsurer (for such accounting period):

(a)  the premiums as defined in Section 3.2;

Simultaneously, the Reinsurer shall pay to the Company:

(c)  the Commission Allowance as defined in Section 3.3;

(d)  the Policy benefits as defined in Section 3.6;

(e)  the premium assessment as defined in Section 3.4; and
(f) a service fee equal to 2% of the premiums received by the Company and 7% of the claims paid by the Company during such month.


     Section 5.3. Amounts Due Monthly. Except as otherwise specifically provided in this Agreement, all amounts due to be paid to either the Company or the Reinsurer under this Agreement on a monthly basis shall be determined on a net basis as of the last day of each calendar month and shall be due and payable on or before the Monthly Cash Settlement Date. If the amounts, as defined in Section
5.2 above, cannot be determined at such date on an exact basis as set forth herein, such payments will be paid in accordance with an approximate amount determined by the Reinsurer, which amount shall be adjusted to the actual amount determined as soon as practicable thereafter.

     Section 5.4.  Delayed Payments.   For purposes of Section 5.3
above, if there is a delayed settlement of a payment due, interest will be added, in an amount calculated as: the amount of the payment which is delinquent, multiplied by ten percent (10%), multiplied by the number of days such amount has been delinquent, regardless of holidays or weekends, and divided by the whole number 365. For purposes of this paragraph, a payment shall be deemed to be delinquent after the Monthly Cash Settlement Date.

     Section 5.5. Offset of Payments. All monies due either to the Company or to the Reinsurer under this Agreement shall be offset against each other, dollar for dollar, regardless of any insolvency of either party.

                             Article VI
                          MUTUAL COVENANTS

     Section 6.1. Covenants. The Reinsurer and the Company mutually agree as follows:

(a) to indemnify, defend and hold harmless the other, its directors, officers, employees and agents from any and all claims, actions, suits, judgments, damages (including punitive or exemplary damages), fines and other proceedings, whether civil, criminal (only to the extent permitted by law or public policy), administrative, investigative or otherwise, together with all costs, expenses and other amounts, including attorney's fees, arising out of any failure of the indemnifying party to perform its duties, obligations or responsibilities to the other party, its directors, officers, employees and agents, under this Agreement, as more fully set forth in Article XIV; and

(b) the Company shall be solely liable for claims arising out of any breach of any duty on the part of the Company to any holder, insured, assignee, beneficiary or other claimant under any Policy, and the Reinsurer's liabilities shall arise solely from its obligation to pay amounts coming due under the terms of the Policies within the scope of the Policy Obligations, and any liability on the part of the Reinsurer to the Company resulting solely from the Reinsurer's role as administrator pursuant to the Intercompany Services Agreement, if applicable. Except for the Reinsurer's role as administrator as aforesaid, the Company shall remain solely liable for all fines, penalties or other assessments imposed against the Company by any Insurance Department or other governmental entity for any conduct of the Company, its employees or authorized representatives, which was not expressly authorized, in writing, by the Reinsurer; and

(c) any and all materials, information, proposals, studies or other documents relative to this Agreement are confidential and proprietary. Neither party shall disclose, directly or indirectly, any information obtained from the other party, relative to this Agreement, to any third party without the express written consent of the other unless applicable statute, law or regulation requires such disclosure, except as may be required pursuant to the Arbitration Agreement.

     Section 6.2. Policy Conservation. The Company covenants and warrants that it will take no action that would encourage the holders of the Policies to surrender, reduce or otherwise terminate their existing coverages either through direct or indirect acts, including but not limited to, a plan of internal replacement. Also, the Company will not permit its employees, agents or other representatives to re-write any of the Policies or to encourage the holders of the Policies to surrender, reduce or otherwise terminate their existing coverages either through direct or indirect acts, and shall have an express Company policy of prohibiting its employees, agents or other representatives from re-writing any of the Policies and an express Company policy of directing its employees, agents and other representatives to encourage the retention and conservation of the Policies. "Re-writing" as used in the immediately preceding sentence means the soliciting and accepting of applications for insurance policies which relate to or cause the termination of an existing Policy (such as, for example, a transaction involving, contemplating or resulting in the replacement of a Policy by another insurance policy).

                            ARTICLE VII
                            ARBITRATION

     Section 7.1. Agreement. All disputes and differences between the Company and the Reinsurer pertaining to this Agreement and the related Intercompany Services Agreement (if applicable) on which an agreement cannot be reached by the parties will be decided by arbitration, regardless of the insolvency of either party, unless the conservator, receiver, liquidator, or statutory successor is specifically exempted from an arbitration proceeding by applicable state law. Such arbitration shall be conducted in accordance with the Arbitration Agreement, which agreement is incorporated herein by reference thereto for all purposes. The parties agree that, in the event the stock purchase contemplated by the Stock Purchase Agreement does not close, the parties will execute and deliver to each other the Arbitration Agreement contemplated by the Stock Purchase Agreement within thirty days from the date on which the parties terminate their obligation to close pursuant to the Stock Purchase Agreement.

                            ARTICLE VIII
                     INSOLVENCY OR DISSOLUTION

     Section 8.1. Insolvency. In the event of the Company's insolvency, the Reinsurer's contractual liability on the Policies shall continue to be determined by all the terms, conditions and limitations under this Agreement, but the Reinsurer will make settlement (1) directly to the Company's liquidator, receiver or statutory successor, and (2) without increase or diminution because of the Company's insolvency. The liquidator, receiver or statutory successor of the Company shall give the Reinsurer written notice of the pendency of a claim against the Company on any Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may investigate such claim and interpose in the Company's name (or in the name of the Company's liquidator, receiver or statutory successor), in the proceeding in which such claim is to be adjudicated, any Defense or Defenses which the Reinsurer may deem available to the Company or its liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as a part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

                             Article IX
                            Termination

     Section 9.1. Termination. This Agreement may be terminated as follows:

(a) at any time prior to Closing by mutual written consent of the Company and the Reinsurer;

(b) by the Company on or before Closing if the conditions set forth in Section 12.2 have not been satisfied or waived in writing by the Company on or before the Closing Date;

(c) by the Reinsurer if this Agreement has not been approved by the TDI on or before November 20, 1998;

(d) by the Reinsurer if the conditions set forth in Section 12.3 have not been satisfied or waived in writing by the Reinsurer on or before the Closing Date; or

(e)  by the Company or the Reinsurer if the conditions set forth in
     Section 12.1 have not been satisfied or waived in writing by the Company or the Reinsurer, as the case may be, on or before the Closing Date.

     Section 9.2. Effect of Termination. In the event of any termination of this Agreement, if one party is entitled to terminate this Agreement as herein provided in Sections 9.1 (b), (d) or (e), such party shall have the option (in lieu of electing to terminate this Agreement) to enforce this Agreement by filing suit for specific performance against the other party for any breach of any of the provisions of this Agreement, and/or to recover damages incurred by such party, including all reasonable costs of any nature whatsoever incurred in the enforcement of its rights under this Agreement.

                             Article X
           Representations and Warranties of the Company

     The Company hereby represents and warrants to the Reinsurer that:
     Section 10.1. Organization and Existence. The Company is a Texas-domiciled stock insurance company duly incorporated, validly existing, and in good standing under the corporation and insurance laws of the State of Texas. The Company has all requisite corporate power and authority to carry on its business as it is now being conducted, and to own, lease, and operate its properties, subject to such regulatory approvals as may apply.

     Section 10.2. Qualification and Power. The Company is duly qualified and in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of its business or of the properties owned, leased, or operated by it, except the parties recognize that the Company's state licenses have been suspended in most jurisdictions and the Company is currently subject to supervision under Texas law.

     Section 10.3. Validity: No Violation. Subject to the Company's right of termination as set forth in Article IX and such TDI approvals as may apply, this Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with its terms and conditions. Neither the execution and delivery of this Agreement, nor the Company's compliance with any of the provisions of this Agreement, will:

(a) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of the Company, or result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement, consent order, or other instrument or obligation to which the Company is a party or by which it may be bound;

(b) violate any judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to the Company or to any of its properties or assets; or

(c) cause, or give any person grounds to cause (with or without notice, the passage of time or both), the maturity of any liability of the Company to be accelerated or increased.

     Section 10.4.  Except for approvals required as set forth in
Article IX, no authorization, consent or approval of, or filing with, any public body or authority is necessary for the Company to obtain for the consummation of this Agreement, and except as set forth in
Section 12.1(b) hereof. No authorization, consent or approval of any other person or entity is necessary for the Company to obtain for the consummation of the transactions contemplated by this Agreement, and no person or entity has an option, right of first refusal or preferential right to purchase all or any part of the Policies or that is otherwise triggered as a result of the transactions contemplated hereby.

     Section 10.5. The reserves and other Policy-related liabilities with respect to each of the Policies were, or will be, established on the books of the Company as of October 31, 1998, (i) were, or will be, calculated and determined in accordance with generally accepted actuarial and statutory accounting standards consistently applied,
(ii) were, or will be, based on actuarial assumptions that are in accordance with those specified in the related Policies, (iii) meet the requirements of the insurance laws of the State of Texas, and
(iv) in the aggregate are not less the amounts that would be required for lines 2, 4.2, and 9 of page 3 of the Company's Annual Statement if such Annual Statement were prepared as of the Effective Date. In addition, the reserves for the period ended October 31, 1998 were, or will be, established on the books of the Company with respect to the reported but unpaid as well as the incurred but unreported policy claims ("Claims Reserves") (i) were, or will be, calculated and determined in accordance with generally accepted actuarial and statutory accounting standards consistently applied, (ii) are, or will be, sufficient to pay all of the liabilities in respect to such claims incurred before November 1, 1998, and (iii) meet, or will meet, the requirements of the insurance laws of the State of Texas. The reserves as set forth in this Section 10.5 shall be referred to in this Agreement as "Reserves." While the Claims Reserves shall be established as aforesaid, if the claims paid by the Reinsurer attributable to the Policies which were incurred on or before the Effective Date are in the aggregate more than the amount of the related Claims Reserves, the Company shall reimburse the Reinsurer for the amount of the excess within 30 days following written notice from the Reinsurer identifying the payment or payments in excess, as aforesaid. If, after twelve (12) months from the Effective Date, the aggregate claims attributable to the related Claims Reserves are less than the Claims Reserves, then the Reinsurer shall pay the Company the amount by which the related Claims Reserves exceeds the aggregate amount of such claims. The due premium asset with respect to each of the Policies for the period ended October 31, 1998, were, or will be, established on the books of the Company (i) were, or will be, calculated and determined in accordance with generally accepted actuarial and statutory accounting standards consistently applied and
(ii) meet, or will meet, the requirements of the insurance laws of the State of Texas. Such due premium asset shall be referred to in this Agreement as "Policy Assets." In the event any portion of the due premium asset is not collected within ninety (90) days of the Effective Date, the Company will pay the Reinsurer an amount equal to such uncollected due premium asset.

     Section 10.6. Since December 31, 1997, there has not been any material adverse change, or changes in the Policies or operations of the Company taken as a whole which in the aggregate may be deemed materially adverse to the Policies, or which could affect the validity or enforceability of this Agreement, consummation of the transactions contemplated hereby or compliance with the terms hereof by the Company. For purposes of this Section, "Historical Policy Data" means the Policy Assets, Reserves, and Policy statistical information and results as reflected in the Company's Annual Statements (as filed by the Company with insurance regulators on the NAIC Convention Blank) for the years 1996-1997. The Historical Policy Data were prepared and presented in conformity with statutory accounting practices prescribed or permitted by applicable insurance regulatory laws and regulations applied on a consistent basis and presented completely and accurately such data at the respective dates and for the respective periods indicated therein.

     Section 10.7. There are no claims, actions, suits, investigations and administrative, arbitration or other proceedings
(i) pending against the Company with respect to the Policies or (ii) threatened against the Company with respect to the Policies. The Company is not subject to or in default with respect to any order, writ, judgment, decree, injunction or similar order of any court or any foreign, federal, state or other governmental body. There are no claims, actions, suits, investigations or administrative, arbitration or other proceedings pending or threatened against or affecting the Company which individually or in the aggregate could have a material adverse effect on the Polices which could affect the validity or enforceability of this Agreement, consummation by the Company of the transactions contemplated hereby or compliance by the Company with the terms of this Agreement, and (ii) the Company is not subject to or in default with respect to any order, writ, judgment, decree, injunction or similar order of any court or any foreign, federal, state or other governmental body, the result of which being subject to or of which default individually or in the aggregate could have a material adverse effect on the Polices or which could affect the validity or enforceability of this Agreement, consummation by the Company of the transactions contemplated hereby or compliance by the Company with the terms of this Agreement. The Parties acknowledge that the Company is subject to regulatory supervision by the TDI.

     Section 10.8. The Company is in compliance in all respects with all laws, ordinances, regulations, orders, judgments, injunctions, or decrees of any court, arbitrator or governmental authority where the failure to comply, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Policies.

     Section 10.9. The Company is not in default under any of the terms, provisions or conditions of any contract between the Company and any of its agents, past or present. The failure of any agent who wrote Policies for the Company to have been duly licensed (for the type of business which such agent wrote) as an agent in the particular jurisdiction in which such agent wrote for the Company will not individually or in the aggregate have a material adverse effect on the Policies of the Company. To the knowledge of the Company, there is no actual or threatened plan on the part of any insurance agent or broker to rewrite any of the Policies.

     Section 10.10.

(a) it has been the practice of the Company to send all communications involving holders of the Policies directly to the affected policyholders, and the Documents and Records of the Company to be delivered to the Reinsurer contain adequate information to enable the Reinsurer (if it becomes administrator of the Policies) to send written notifications or other communications directly to each policyholder whose policy or contract is included in the Policies;

(b) except for lists provided to the Company's reinsurers for the purpose of reinsurance transactions and accounting in the ordinary course of business, no lists or master list of all or any substantial number of the holders of the Policies has been provided by the Company to any of its agents, representatives or third party except to the Company's consulting actuary, and such lists or master list are not available in the public domain; and

(c) no policyholder or group of policyholders, which individually or in the aggregate account for five percent or more of the premium income included in the Policies has threatened to terminate its or their relationship with the Company.

     Section 10.11.  With respect to each of the Policies:

(a) the Company is a party to each of such Policies and owns all of the rights and interests of an insuring, reinsuring or ceding party, as the case may be, in and to each of such Policies, free and clear of any Lien;

(b) each of such Policies is in full force and effect and constitutes a valid and legally binding obligation of each of the parties thereto in accordance with its terms; the transactions contemplated by this Agreement will not affect the validity or binding character of any such Policy; the Company is not in violation, breach or default of any such Policy and no event has occurred which (with or without notice or lapse of time or both) constitutes a breach or default by the Company under any such Policy and no such Policy contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions;

(c) such Policies are, to the extent required under applicable law, on forms approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection;

(d) all current benefits payable by the Company under any such Policy have been paid or will be paid in the ordinary course of business under the terms of the Policies under which they arose or to the satisfaction of the parties thereto;

(e) no such Policy entitles the holder thereof or any other person or entity to receive dividends or similar benefits in which the right to receive such dividends or benefits is determined other than at the discretion of the board of directors of the Company;

(f) the underwriting standards utilized and ratings applied by the Company with respect to Policies issued by the Company conform in all material respects to customary insurance industry practices as such practices apply to the markets in which the Company has sold its policies and, with respect to any such Policy reinsured in whole or in part, conform in all material respects to the standards and ratings required pursuant to the terms of the related reinsurance, coinsurance or other similar Policy;

(g) each of such Policy was issued and has been serviced in the ordinary course of business; and

(h) there has been no discrimination in violation of applicable insurance laws among the policyholders whose policies and contracts of insurance are included in such Policies with respect to the rates charged such policyholders for the insurance in force afforded such policyholders by such Policies.

     Section 10.12. The Documents and Records are accurate and complete in all material respects and, in all material respects, completely record and reflect all of the Company's liabilities and obligations. The Policy records are sufficiently well labeled and organized to permit reasonable access (by industry standards) and there are no deficiencies in the Documents and Records which could reasonably be expected to have a material adverse effect on either the Reinsurer's satisfaction of its obligations in respect of the Policies or the servicing by the Reinsurer of the Policies in accordance with customary insurance industry practices. There are no facts or other circumstances that would prevent the Reinsurer (or which raises a material probability that the Reinsurer might be prevented) from servicing the Policies in accordance with customary insurance industry practice and in the manner in which the Policies have been serviced prior to the Effective Date.

     Section 10.13. Neither this Agreement nor any certificate or document furnished by the Company to the Reinsurer in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

     Section 10.14. Survival of Representations and Warranties. The representations and warranties of the Company contained in this
Article X and elsewhere in this Agreement shall survive the Closing until all of the liabilities reinsured hereunder have been discharged or otherwise expire.

                             Article XI
          Representations and Warranties of the Reinsurer

     The Reinsurer hereby represents and warrants to the Company that:

     Section 11.1. Organization and Existence. The Reinsurer is a Texas-domiciled stock insurance company duly incorporated, validly existing, and in good standing under the corporation and insurance laws of the State of Texas. The Reinsurer has all requisite corporate power and authority to carry on its business as it is now being conducted, and to own, lease, and operate its properties.

     Section 11.2. Qualification and Power. The Reinsurer is duly qualified and in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of its business or of the properties owned, leased, or operated by it.

     Section 11.3.  Validity; No Violation.  Subject to the
Reinsurer's right of termination as set forth in Article IX, this Agreement is a valid and binding obligation of the Reinsurer, enforceable against it in accordance with its terms and conditions. Neither the execution and delivery of this Agreement, nor the Reinsurer's compliance with any of the provisions of this Agreement, will:

(a) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of the Reinsurer, or result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement, consent order, or other instrument or obligation to which the Reinsurer is a party or by which it may be bound;

(b) violate any judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to the Reinsurer or to any of its properties or assets; or

(c) cause, or give any person grounds to cause (with or without notice, the passage of time or both), the maturity of any liability of the Reinsurer to be accelerated or increased.

     Section 11.4. Survival of Representations and Warranties. The representations and warranties of the Reinsurer contained in this
Article XI and elsewhere in this Agreement shall survive the Closing until all of the liabilities reinsured and assumed hereunder have been discharged or otherwise expired.

                            Article XII
           Covenants and Conditions Precedent to Closing

     Section 12.1. The obligations of each of the parties hereto to proceed with the Closing were subject to the fulfillment (unless waived by each party in writing), prior to or at the Closing, of each of the following conditions:

(a) No suit, action or other proceeding shall have been initiated and be pending or be threatened by any governmental agency in which it is sought to restrain, prohibit, invalidate, modify or condition, or set aside, the transactions contemplated by this Agreement, and no statute, rule or regulation having such effect shall have been promulgated or enacted, nor shall any such suit, action or proceeding have been initiated by any other third party not affiliated with the parties hereto in which such third party shall have obtained preliminary or permanent injunctive relief or which, in the opinion of counsel to either party, has a reasonable likelihood of success; provided, however, that each party shall use reasonable efforts in good faith to cause such suit, action or proceeding, or the threat thereof, to be dismissed or withdrawn, to cause such injunction to be dissolved or vacated or to cause such statute, rule or regulation to be repealed or rescinded.

(b) The receipt of the required approval of this Agreement from the TDI.

(c) The parties shall execute and deliver at Closing the Administrative Services Agreement.

     Section 12.2. The obligations of the Company to proceed with the Closing are subject to the fulfillment (unless waived by the Company in writing), prior to or at the Closing, of each of the following conditions:

(a)  The representations and warranties of the Reinsurer contained in
     Article X of this Agreement shall be true and correct in all material respects at and as of the Closing, as if each such representation and warranty had been made as of the Closing.

(b) The Reinsurer shall have performed and complied in all material respects with all covenants, agreements, obligations, commitments and conditions required by this Agreement to be performed or complied with prior to or at the Closing.

(c) The Reinsurer shall have delivered to the Company a certificate dated the Closing Date and signed by the president or a vice president of the Reinsurer certifying to the fulfillment of the conditions specified in this Section 12.2.

(d) The Reinsurer shall have delivered to the Company at the Closing such other documents as the Company may reasonably request.

     Section 12.3. The obligations of the Reinsurer to proceed with the Closing are subject to the fulfillment (unless waived by the Reinsurer in writing), prior to or at the Closing, of each of the following conditions:

(a)  The representations and warranties of the Company contained in
     Article X of this Agreement shall be true and correct in all material respects at and as of the Closing, as if each such representation and warranty had been made as of the Closing.

(b) The Company shall have performed and complied in all material respects with all covenants, agreements, obligations, commitments and conditions required by this Agreement to be performed or complied with prior to or at the Closing.

(c) The Company shall have delivered to the Reinsurer a certificate dated the Closing Date and signed by the president or a vice president of the Company certifying to the fulfillment of the conditions specified in this Section 12.3.

(d) The Company shall have delivered to the Reinsurer at the Closing such other documents as the Reinsurer may reasonably request, including evidence reasonably satisfactory to the Reinsurer that this Agreement and the related agreements have been approved by the Company's Board of Directors.

(e) The Reinsurer, by and through its designated representatives, shall have completed to its satisfaction a legal, financial and business due diligence review and investigation of the Policies and related information, and in the course of such due diligence review and investigation the Reinsurer shall not have discovered any facts, information, potential risks, or other problems which the Reinsurer reasonably believes to have an actual or potential adverse impact or effect on the Policies, or upon the respective values of the Policies, as a result of the consummation of the subject transactions relative to the information heretofore furnished to the Reinsurer by the Company; and that the Policy-related assumptions used in the Actuarial Appraisal are reasonably supported by the historical performance of the Policies, and the modeling and sampling decisions and related methodology are reasonable.

     Section 12.4. Cooperation. The parties shall assist and cooperate with each other by making all reasonable efforts to seek and obtain the aforementioned approvals and any other approvals the parties agree are necessary or advisable, and each party shall bear its own expenses related thereto.

                            Article XIII
                              Closing

     Section 13.1.  Time and Location.  The closing of the
transactions contemplated by this Agreement ("Closing") shall take place on at 10 A. M., local time, on November 20, 1998, except that Closing may occur on a different time and date by mutual written agreement of the parties (the "Closing Date").

     Section 13.2. Deliveries by the Company. At Closing the Company shall deliver to the Reinsurer (a) an accounting as of October 31, 1998, in contract level detail as to the Policies, including a detail listing of the Policies, which are the subject of this Agreement, and (b) the assets comprising the Closing Net Transfer Assets shown on Schedule 4.1 by wire transfer.

                            ARTICLE XIV
                          INDEMNIFICATION

     Section 14.1 Losses. As used in this Agreement, "Loss" and/or "Losses" shall mean all claims, lawsuits, proceedings by insurance regulatory authorities or any other regulatory authority, investigations, expenses, settlements, assessments, obligations, damages, losses, deficiencies, interest, late charges, adjustments, costs, judgments, payments, liabilities, refunds, taxes, fines and penalties, including, without limitation, costs and expenses of litigation and reasonable attorneys' fees, reasonable actuarial and accounting fees and reasonable costs of investigations.

     Section 14.2 Indemnity by the Company. The Company shall indemnify, defend and hold harmless the Reinsurer and the Reinsurer's subsidiaries and affiliates including, without limitation, its officers, directors, employees and shareholders and those of its subsidiaries and affiliates from and against Losses that arise out of:

          (a) the non-performance of any covenants, warranties, agreements, obligations or commitments contained in this Agreement or in any exhibit, schedule, certificate or other document delivered pursuant hereto required to be performed by the Company; or

          (b) the fact that any representation or warranty made by the Company contained in this Agreement or in any exhibit, schedule, certificate or other document delivered pursuant hereto was untrue as of the Closing Date (determined as if such representation or warranty had been made as of the Closing
     Date).

     Section 14.3 Indemnity by the Reinsurer. The Reinsurer shall indemnify, defend and hold harmless the Company from and against Losses that arise out of:
          (a) the non-performance of any covenants, warranties, agreements, obligations or commitments contained in this Agreement or in any exhibit, schedule, certificate or other document delivered pursuant hereto required to be performed by the Reinsurer; or

          (b) the fact that any representation or warranty made by the Reinsurer contained in this Agreement or in any exhibit, schedule, certificate or other document delivered pursuant hereto was untrue as of the Closing Date (determined as if such representation or warranty had been made as of the Closing
     Date).

     Section 14.4 Payment. Payment required to be made to any party entitled to indemnification hereunder shall be made within ten days after receipt of an invoice or claim ("claim") therefor from a party seeking indemnification. In the event of any dispute with respect to a party's obligation to make any such payment, the parties shall use their best efforts to resolve such dispute as promptly as practicable. In any event, however, that the claim made by a party entitled to indemnification hereunder is not paid in full within said 10 day period, such party (the "Indemnity" as hereinafter defined) shall be entitled to initiate arbitration proceedings in accordance with the Arbitration Agreement. Any such payment amount shall include interest thereon at the rate of ten percent (10%) per annum (compounded annually) which shall accrue beginning on the first day of the obligation that resulted in a finding that an amount became payable, and shall continue to accrue until paid.

     Section 14.5 Notice. Any person, corporation or other legal entity entitled to indemnification under this Agreement, as the case may be, making a claim under this Article XIV is hereinafter referred to as the "Indemnitee" and the party against whom such claim is asserted is hereinafter referred to as the "Indemnitor." All claims by any Indemnitee under this Article XIV shall be asserted by Indemnitee delivering or causing to be delivered, to Indemnitor, a written notice (the "Claim Notice") describing in reasonable detail the facts or circumstances which may result in a claim of Loss.
(Such claim of Loss is hereinafter referred to as an "Asserted Liability.") Indemnitee shall use reasonable efforts to give the Claim Notice not later than the earlier of:

          (i) Three months after the time at which Indemnitee is notified in writing, actually becomes aware of or otherwise obtains actual knowledge of any action, proceeding, investigation, demand or claim (whether actual or threatened) or any other circumstance or state of facts which could give rise to an Asserted Liability, or

          (ii) With respect to any Asserted Liability which has become the subject of proceedings before any court or tribunal or in which Indemnitee has been served with legal process within such time as would allow Indemnitor to timely file responsive pleadings in such proceeding or action.

     If a claim is not given by the Indemnitee as herein provided, the Indemnitee shall be entitled to indemnification hereunder only
(i) if the Indemnitee can establish that the time elapsed between the time the Claims Notice should have been given pursuant to this Agreement and the actual giving of the Claims Notice is reasonable under all the circumstances, (ii) to the extent that the Indemnitee can establish that the Indemnitor has not been prejudiced by such time elapsed, or (iii) if the Indemnitee can establish that the Indemnitor received actual notice of such Asserted Liability from a party other than the Indemnitee, or otherwise had actual notice of the basic facts constituting the Asserted Liability, within the time periods specified in this Agreement or that the receipt of such notice satisfies the requirements of either clause (i) or (ii) of this paragraph.

     Section 14.6  Defense of Claims.

          (a) Subject to the limitations hereinafter set forth, Indemnitor shall have the right to control the contest of any Asserted Liability and shall defend, at its own expense and by its own counsel, any Asserted Liability. If Indemnitor does not notify Indemnitee in writing within sixty days after receipt of the Claim Notice, or within the time period prior to the date on which responsive pleadings must be filed, whichever is less, that it elects to undertake the defense thereof, Indemnitee shall have the right to defend the Asserted Liability with counsel of its choosing reasonably satisfactory to Indemnitor. Even in the event that Indemnitor does not notify Indemnitee that it elects to undertake the defense of an Asserted Liability within the applicable time periods set forth in this Agreement, Indemnitor shall have the right to assume the defense of such Asserted Liability, and to select counsel reasonably satisfactory to Indemnitee, at any time prior to settlement or final determination thereof; provided, however, that in such event Indemnitor shall be responsible for and shall pay (or reimburse Indemnitee for) the fees and expenses of counsel employed by Indemnitee prior to Indemnitor's assumption of the defense of any such Asserted Liability.

          (b) In the event that Indemnitor commences or thereafter assumes the defense of any Asserted Liability as provided in this Agreement, Indemnitee shall have the right to employ separate counsel with respect to such claim and to participate in the defense thereof, provided that the fees and expenses of counsel employed by Indemnitee shall be at the expense of Indemnitee unless the employment of such counsel has been specifically authorized in writing by Indemnitor.

     Section 14.7 Cooperation. After the Closing Date, the Reinsurer and the Company shall each cooperate fully with the other (including, without limitation, affording the other an opportunity to participate in the defense) as to all Asserted Liabilities, shall make available to the other as reasonably requested all information, records and documents relating thereto and shall preserve all such information, records and documents until the termination of any claim. The Reinsurer and the Company shall each also make available to the other, as reasonably requested, its personnel, agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge with respect to any such Asserted Liability.

     Section 14.8 No Insurance. The indemnifications provided in this Agreement shall not be construed as a form of insurance and shall be binding upon and inure to the benefit of the Reinsurer, and the Company; and the indemnification provisions shall apply with full force and effect notwithstanding the fact the Indemnitee has insurance covering all or a portion of the Losses.

                             ARTICLE XV
                      SURVIVAL OF OBLIGATIONS

     Unless otherwise specifically set forth in this Agreement or in any of the exhibits, schedules, certificates or other agreements delivered pursuant hereto, all covenants, representations and warranties and other obligations of the parties hereto as expressed in this Agreement shall survive indefinitely. Any obligation resulting from or arising out of the non-performance of any such covenant, agreement, obligation or commitment or of any representation or warranty being untrue as of the Closing Date as to which a written notice of possible Loss shall have been given to the indemnifying party in accordance with the requirements of Article XIV hereof shall survive, as to matters identified with particularity in such notice, until the resolution of the matters referred to therein. Unless otherwise specifically set forth herein or in any of the exhibits, schedules, certificates or other agreements delivered pursuant hereto, in case of any representation or warranty being untrue as of the Closing Date or any non-performance of any covenant, agreement, obligation or commitment contained in this Agreement, or in any exhibit, schedule, certificate or other agreement delivered pursuant hereto, the exclusive remedy therefor shall be indemnification pursuant to Article XIV hereof, except to the extent the remedy of specific performance may be available under applicable equitable principles.

                            Article XVI
                      Miscellaneous Provisions

     Section 16.1. Extracontractual Damages. The Reinsurer does not agree to indemnify the Company for, and shall not be liable for, any extracontractual damages or liability of any kind whatsoever of the Company's, except for any of the Reinsurer's obligations as administrator of the Policies, if applicable.

     Section 16.2. Misunderstandings and Oversights. If any failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by oversight, the Company and the Reinsurer will adjust the situation to what it would have been had the oversight not occurred.

     Section 16.3. Facility of Reinsurance. The Company shall not enter into any other reinsurance agreements, including assumption reinsurance that would cover the Policies, or by any other act impair the value of the Policies ceded to the Reinsurer under this Agreement, without the express written approval of the Reinsurer.

     Section 16.4. Policy Changes. The Company shall not make any changes after the Effective Date of this Agreement in the provisions and conditions of the Policies.

     Section 16.5. Law and Venue. It is agreed that this Agreement is subject to and is to be interpreted in accordance with the laws of the State of Texas. Venue for any action, suit or other proceeding shall be exclusively in Harris County, Texas.

     Section 16.6. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     Section 16.7. Severability. In the event that any provision or term of this Agreement shall be held by any court to be illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect, except if the provision or term held to be illegal or unenforceable is also held to be a material part of this Agreement such that the party in whose favor the material term or provision was stipulated herein would not have entered into this Agreement without such term or provision, then the party in whose favor the material term or provision was stipulated shall have the right, upon such holding, to terminate this Agreement.

     Section 16.8. Amendments. This Agreement shall be amended only by mutual consent and written agreement executed and delivered by the parties.

     Section 16.9. Schedules and Paragraph Headings. Schedules attached hereto are made a part of this Agreement. Paragraph headings are provided for reference purposes only and are not made a part of this Agreement.

     Section 16.10.  Financial Reports.  The Company and the
Reinsurer each agree to furnish the other with their respective NAIC Annual and Quarterly Statements, as required by their respective state laws within five (5) days after such reports are filed with such respective states.

     Section 16.11. Survival. The representations, warranties, covenants and agreements respectively made by the Company and the Reinsurer in this Agreement shall survive the termination or expiration of this Agreement.

     Section 16.12. Notices. Any notices made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally (including overnight delivery service) or by facsimile transmission to the party to whom notice is given, or on the third day after mailing if mailed to the party to whom notice is to be given by certified mail, return receipt requested, and properly addressed as follows:

     If to the Company:

          The Statesman National Life Insurance Company
          Attn: Eugene L. Ligon, President
          3518 Montrose Blvd.
          Houston, Texas 77006
          FAX: (713) 630-7520

     If to the Reinsurer:

          American Capitol Insurance Company
          Attn:  William F. Guest, Chairman
          10555 Richmond Avenue
          Houston, Texas 77042

          FAX: (713) 953-7920

Any party to this Agreement may change the address to which notice is to be delivered to such party under this Section 16.12 by delivering written notice to that effect to the other party in accordance with this Section 16.12. Any document delivered via facsimile transmission shall be treated as the original for all purposes unless the original is substituted therefor.

     Section 16.13. Understanding of Agreement. The Parties agree that the drafting of this Agreement has been a joint effort and no special weight or presumption should arise in favor of or against either Party based on whether one Party or the other was more responsible for the drafting of this Agreement. Each Party has consulted with its accounting, actuarial and legal advisers in respect to the negotiations and the drafting of this Agreement. Each Party has read and understands this Agreement, and each party agrees that it shall not be entitled to claim a failure to understand the meaning and effect of this Agreement, or any part thereof, as a defense under any circumstances.

     Section 16.14. Assignment. No party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party, if the assignment is to an entity other than an affiliate of the Reinsurer.

     Section 16.15. Broker Fees. Each party hereby represents and warrants that it has not taken any action that would impose on any other party hereto liability for payment of any broker, finder, or similar fee in connection with the origin, negotiation, execution, or performance of this Agreement.

     Section 16.16. Cooperation. The parties agree that they will from time to time, upon the request of any other party and without further consideration, execute, acknowledge, and deliver in proper form any further instruments and take such other action as the other party may reasonably require in order to carry out effectively the intent of this Agreement.

     Section 16.17. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties pertaining to the subject matter contained in this Agreement and supersedes all prior and contemporaneous oral and written agreements, representations, and understandings of the parties (provided, however, that the values assigned to the Policies, including the post-closing adjustment values, as set forth in the Stock Purchase Agreement shall not be affected by this Agreement).

     Section 16.18. Exhibits and Schedules. All exhibits and schedules attached to and referenced in this Agreement are hereby incorporated by reference into this Agreement as if they were set forth at length in the text of this Agreement.

     Section 16.19. Expenses. Unless otherwise expressly provided in this Agreement, each party shall pay all of its own costs, fees, and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

     Section 16.20. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, that provision shall not apply and shall be omitted to the extent so contrary, prohibited, or invalid; but the remainder of this Agreement shall not be invalidated and shall be given full force and effect insofar as possible.

     Section 16.21. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     Section 16.22. Third Party Beneficiaries. Except as to the holders of the Policies, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons or entities other than the parties to it and their respective successors and permitted assigns. In addition, nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third person or entity to any party to this Agreement or give any third person or entity any right of subrogation or action against any party to this Agreement.

     Section 16.23. Waiver of Compliance. The party for whose benefit a warranty, representation, covenant, or condition is intended may waive any inaccuracies in the warranties and representations contained in the Agreement or waive compliance with any of the covenants, warranties, or conditions contained herein and so waive performance of any of the obligations of the other party and any defaults under this Agreement, but to be effective any such waiver must be in writing signed by the party granting such waiver.
A waiver shall not affect or impair, however, the waiving party's rights with respect to any other warranty, representation, or covenant or any default hereunder not specifically waived, nor shall any waiver constitute a continuing waiver.

     Section 16.24. Waiver of Right to Trail by Jury. The Company and the Reinsurer both expressly waive any right to trial by jury of any claim, demand, action or cause of action (a) arising under this Agreement or any other instrument or document executed or delivered in connection herewith, or (b) in any way connected or incident to the dealing of the parties hereto in connection with the transactions related hereto, in each case whether now existing or hereafter arising; and the Company and the Reinsurer both hereby agree and consent that any such claim, demand, action or cause of action shall be decided by arbitration and to the extent applicable by a court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the Company and the Reinsurer to the waiver of the right to trial by jury.

     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first written above.

THE STATESMAN NATIONAL LIFE INSURANCE COMPANY

By:      /s/Eugene L. Ligon, President
         -------------------------------
         Eugene L. Ligon, President

Witness: /s/Ronald E. Eshelman
          ------------------------------
          Corporate Officer
          Ronald E. Eshelman, Secretary
          Printed Name and Title

AMERICAN CAPITOL INSURANCE COMPANY

By:/s/   William F. Guest
         -------------------------------
         William F. Guest, Chairman

Witness: /s/John Cornett
         -------------------------------
         Corporate Officer
         John Cornett, President
         Printed Name and Title